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                                                                       EXHIBIT 8

                                  [LETTERHEAD]


Writer's Direct Dial:  (212) 225-2980



                                          January 16, 2002


Salomon Smith Barney Inc.
388 Greenwich Street
New York, NY  10013

Ladies and Gentlemen:

            We have acted as special tax counsel to the Healthcare SECTORS Trust (the "Trust") in connection with preparation and filing by Salomon Smith Barney Inc., as initial depositor (the "Initial Depositor"), of a registration statement on Form S-1 (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"), to be filed by the Initial Depositor with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 10,500,000 Healthcare SECTORSSM (the "Healthcare SECTORS") to be issued by the Trust. The Healthcare SECTORS will be issued pursuant to the Depositary Trust Agreement between the Initial Depositor, U.S. Bank Trust National Association, as trustee (in such capacity, the "Trustee"), other depositors and owners of Healthcare SECTORS (the "Depositary Trust Agreement").

            In arriving at the opinion expressed below, we have reviewed the following documents:

            (a)   the form of the Depositary Trust Agreement, and

            (b) the Prospectus and the documents incorporated by reference therein.

In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
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Salomon Smith Barney Inc., p.2


            In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed

            Based on the foregoing, we are of the opinion that the statements set forth under the heading "United States Federal Income Tax Consequences" in the Prospectus, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Healthcare SECTORS.

            We hereby consent to the reference to this firm under the heading "Legal Matters" in the Prospectus and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "United States Federal Income Tax Consequences" set forth in the Prospectus. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.



                                    Very truly yours,

                                    CLEARY, GOTTLIEB, STEEN & HAMILTON



                                    By  /s/ Erika W. Nijenhuis
                                       ______________________________
                                          Erika W. Nijenhuis, a Partner